FIRST AMENDMENT TO

PINNACLE CAPITAL MANAGEMENT FUNDS TRUST

FUND ACCOUNTING AGREEMENT

WHEREAS, PINNACLE CAPITAL MANAGEMENT FUNDS (the "Trust"), a Delaware statutory trust having its principal place of business at 100 Limestone Plaza, Fayetteville, NY 13066, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, have entered into a Fund Accounting Agreement as of May 28, 2014 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective June 14, 2018, the Trust and Ultimus agree to amend the Agreement.

1.	Section 1(d)(ii)(B) of the Agreement is deleted and replaced with the following:

(B) the Trust’s annual reports with the SEC on Form N-CEN, its semiannual reports on Form N-CSR, and its monthly reports on Form N-PORT;

Except as hereby amended, the Agreement shall remain in full force and effect.

Executed this 14th day of June, 2018.

PINNACLE CAPITAL MANAGEMENT FUNDS TRUST

By:	/s/ Courtland H. Schroder
Cortland H. Schroder, President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert G. Dorsey
Robert G. Dorsey, Chief Executive Officer